Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-60095, Form S-3 No. 333-63761, Form S-3 No. 333-87499, Form S-3 No. 333-93685, Form S-3 No. 333-42208, Form S-3 No. 333-55136, Form S-8 No. 333-20507, Form S-8 No. 333-40945, Form S-8 No. 333-40947, Form S-4 No. 333-67500 and Form S-8 No. 333-73190) of Bally Total Fitness Holding Corporation and in the related Prospectuses of our report dated February 12, 2002, with respect to the consolidated financial statements and schedule of Bally Total Fitness Holding Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2001.

Ernst & Young LLP

Chicago, Illinois
March 21, 2002